Exhibit 10.1

April 28, 2015

Jon Rubin

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Dear Jon:

Reference is hereby made to a certain employment agreement between Jonathan Rubin and Magellan Health Services, Inc. (‘Magellan”), dated August 11, 2008, as amended (the “Employment Agreement”) and an amendment to the Employment Agreement dated April 28, 2014 (the “First Amendment”).  This letter will memorialize a second amendment to the Employment Agreement between you and Magellan as follows:

1.              Your employment with Magellan will terminate without cause as defined in the Employment Agreement on December 31, 2015, unless sooner terminated by mutual agreement between you and Magellan. Magellan will continue to recruit and hire a new CFO.

2.              You agree to remain employed with Magellan for the period specified in Paragraph 1 above until no later than December 31, 2015 to assist with the transition to the new Chief Financial Officer at your current base compensation, and benefits currently in effect under the Employment Agreement.

3.              Section 4 (b)and Section 6(c) of your Employment Agreement are hereby amended to provide that in addition to your bonus for 2014 to be paid in 2015, you will receive a bonus equal to your target bonus for 2015 prorated for the period that you are employed in 2015 payable upon the termination of your employment.

4.              You will not be entitled to receive grants of equity in 2015. Your issued and outstanding stock options and restricted stock units (“RSUs”) that would have vested in March 2016 and March 2017 shall be eligible to vest without reference to any continuing employment requirement upon the earlier of termination of your employment or when such stock options would have vested in March 2016 or March 2017, provided that RSUs eligible to vest in 2016 and 2017 will remain subject to Magellan meeting the earnings per share and return on equity performance requirements as provided in such RSU grants, and shall vest only if such performance requirements are met either in the year required or in any permitted subsequent year as specified in the applicable RSU grant documents.  All of your then vested stock options shall be exercisable for three (3) years from the date of the termination of your employment.  Also, in the event of a change in control of Magellan (as defined in your Employment Agreement - hereinafter a “Change in Control”) prior to the vesting of such stock options and RSUs that would have been eligible to vest in March 2016, such stock options and RSUs shall vest. In the event that Magellan enters into a Change in

Control transaction during your remaining employment, and any agreement regarding such transaction provides for the vesting of unvested stock options and RSUs of other Magellan employees, all of your outstanding stock options and RSUs at the time such Change of Control agreement is signed shall vest upon the completion of any such transaction.

5.              You will receive a discretionary Supplemental Accumulation Plan contribution of 11% in March 2016 prorated for the period that you are employed in 2015.

6.              The covenants contained in Section 7 of your Employment Agreement regarding confidentiality, non-competition, non-solicitation and non-solicitation of employees shall extend until one (1) year from the date of the termination of your employment.

7.              You will be entitled to severance and other payments after termination of your employment as provided in Section 6 (c) of your Employment Agreement, except as amended by numbered Paragraphs 4 of this letter with respect to your 2015 bonus.

8.              Except as amended in this letter, the terms of your Employment Agreement and the First Amendment shall remain in full force and effect.

Please indicate your agreement to the terms of this letter by signing below.

Sincerely,

/s/ Barry Smith

Barry Smith
Chairman and CEO

Agreed and Accepted:

By	/s/ Jonathan Rubin	Date:	April 28, 2015
Jonathan Rubin